UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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MeiraGTx Holdings plc
(Name of Registrant as Specified In Its Charter)

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MeiraGTx Holdings plc

450 East 29th Street, 14th Floor

New York, New York 10016

April 28, 2021

Dear Fellow Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2021 annual general meeting of shareholders (the “Annual Meeting”) of MeiraGTx Holdings plc, which will be held on Thursday, June 10, 2021, beginning at 10:00 a.m., Eastern Time. You will be able to attend the Annual Meeting and vote during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/MGTX2021 and inputting your unique, 16-digit control number included on your Notice Regarding the Availability of Proxy Materials or your proxy card. You will be able to listen to the meeting live, submit questions and vote during the live webcast.

We are conducting our Annual Meeting via live webcast at www.virtualshareholdermeeting.com/MGTX2021 in response to continued public health and safety concerns posed by the outbreak of the novel coronavirus, or COVID-19, and to support the health and well-being of our shareholders and other meeting participants.

In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their shareholders over the Internet, we have sent our shareholders of record at the close of business on April 13, 2021 a Notice Regarding the Availability of Proxy Materials. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual General Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting.

Your vote is important to us. Please act as soon as possible to vote your shares. It is important that your shares be represented at the meeting whether or not you plan to attend the Annual Meeting. Please vote electronically over the Internet, by telephone or, if you receive a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided.

On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Keith R. Harris, Ph.D.
Chairman of the Board

MeiraGTx Holdings plc

450 East 29th Street, 14th Floor

New York, New York 10016

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 10, 2021

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the “Annual Meeting”) of MeiraGTx Holdings plc, an exempted company incorporated under the laws of the Cayman Islands, will be held on Thursday, June 10, 2021, at 10:00 a.m., Eastern Time, via live webcast by visiting www.virtualshareholdermeeting.com/MGTX2021.

The Annual Meeting is being held:

1.	to elect each of Alexandria Forbes, Ph.D., Keith R. Harris, Ph.D. and Lord Mendoza as a Class III director to hold office until the Company’s annual meeting of shareholders to be held in 2024 and until their respective successors have been duly elected and qualified;
2.	to ratify, by ordinary resolution the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
3.	to transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

These items of business are described in the Proxy Statement that follows this notice. Holders of record of our ordinary shares at the close of business on April 13, 2021 are entitled to receive notice of, attend and vote at the Annual Meeting, or any continuation, postponement or adjournment thereof. A complete list of such shareholders will be open to the examination of any shareholder for any purpose germane to the Annual Meeting at our principal executive offices at 450 East 29th Street, 14th Floor, New York, New York 10016 for a period of ten days prior to the Annual Meeting. The list will also be available at the Annual Meeting on the virtual Annual Meeting website at www.virtualshareholdermeeting.com/MGTX2021. Only those shareholders of record will be able to access the list using the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials or your proxy card. The Annual Meeting may be cancelled or postponed by the Board of Directors for any reason or for no reason at any time prior to the time for holding the Annual Meeting or, if the Annual Meeting is adjourned, the time for holding the adjourned Annual Meeting and the Board of Directors shall give shareholders notice in writing of any cancellation or postponement.

Your vote is important. Voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Please promptly vote your shares by following the instructions for voting by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors,

Robert J. Wollin General Counsel and Secretary

April 28, 2021

This Notice of Annual General Meeting of Shareholders and Proxy Statement are first being distributed or made available, as the case may be, on or about April 28, 2021.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting:

This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com.

MeiraGTx Holdings plc

450 East 29th Street, 14th Floor

New York, New York 10016

PROXY STATEMENT

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 10, 2021

This proxy statement (the “Proxy Statement”) and our annual report for the fiscal year ended December 31, 2020 (the “Annual Report” and, together with the Proxy Statement, the “proxy materials”) are being furnished by and on behalf of the board of directors (the “Board” or the “Board of Directors”) of MeiraGTx Holdings plc (the “Company,” “MeiraGTx,” “we,” “us,” or “our”), in connection with our 2021 annual general meeting of shareholders (the “Annual Meeting”).

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Thursday, June 10, 2021 at 10:00 a.m., Eastern Time, via live webcast by visiting www.virtualshareholdermeeting.com/MGTX2021.

We are conducting our Annual Meeting via live webcast at www.virtualshareholdermeeting.com/MGTX2021 in response to continued public health and safety concerns posed by the outbreak of the novel coronavirus, or COVID-19, and to support the health and well-being of our shareholders and other meeting participants.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to vote on the following items described in this Proxy Statement:

●	Proposal No. 1: Election of the director nominees listed in this Proxy Statement.
●	Proposal No. 2: Ratification, by ordinary resolution, of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Are there any matters to be voted on at the Annual Meeting that are not included in this Proxy Statement?

At the date this Proxy Statement went to press, we did not know of any matters to be properly presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the meeting or any adjournment or postponement thereof for consideration, and you are a shareholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?

The rules of the Securities and Exchange Commission (the “SEC”) permit us to furnish proxy materials, including this Proxy Statement and the Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Notice Regarding the Availability of Proxy Materials (the “Notice and Access Card”) provides instructions on how to access and review on the Internet all of the proxy materials. The Notice and Access Card also instructs you as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials described in the Notice and Access Card.

What does it mean if I receive more than one Notice and Access Card or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

Can I vote my shares by filling out and returning the Notice and Access Card?

No. The Notice and Access Card identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and Access Card and returning it. If you would like a paper proxy card, you should follow the instructions in the Notice and Access Card. The paper proxy card you receive will also provide instructions as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. Alternatively, you can mark the paper proxy card with how you would like your shares voted, sign the proxy card and return it in the envelope provided.

Who is entitled to vote at the Annual Meeting?

Holders of record of our ordinary shares as at the close of business on April 13, 2021 (the “Record Date”) will be entitled to receive notice of, attend and vote at the Annual Meeting and any continuation, postponement or adjournment thereof. At the close of business on the Record Date, there were 44,282,073 of our ordinary shares issued and outstanding and entitled to vote. On the basis that voting at the Annual Meeting will be conducted by way of a poll, every shareholder present in person or by proxy shall have one vote for each ordinary share held on any matter presented to shareholders at the Annual Meeting.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder (also called a “registered holder”) holds shares in his or her name. Shares held in “street name” means that shares are held in the name of a bank, broker or other nominee on the holder’s behalf.

What do I do if my shares are held in “street name”?

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice and Access Card or the proxy materials, if you have elected to receive a hard copy, have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting. Please refer to information from your bank, broker or other nominee on how to submit your voting instructions.

How many shareholders must be present to hold the Annual Meeting in order for there to be a quorum?

A quorum must be present at the Annual Meeting in order for any business to be transacted. One or more shareholders holding at least one third of the voting share capital of the Company present in person, or by remote communication, or by proxy and entitled to vote at that meeting shall form a quorum. If you sign and return your paper proxy card or authorize a proxy to vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials.

Broker non-votes will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting.

What are “broker non-votes”?

A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion.

Under current stock exchange interpretations that govern broker non-votes, Proposal No. 1 for the election of directors is considered a non-discretionary matter, and a broker will lack the authority to vote uninstructed shares at their discretion on this proposal. Proposal No. 2 for the ratification, by ordinary resolution, of the appointment of Ernst & Young LLP as our independent registered public accounting firm is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on such proposal.

What if a quorum is not present at the Annual Meeting?

Under our Amended and Restated Articles of Association, no business shall be transacted at the Annual Meeting unless a quorum of shareholders is present in person, by remote communication or by proxy at the time when the meeting proceeds to business. If a quorum is not present in person, by remote communication or by proxy within half an hour of the scheduled time of the Annual Meeting, the Annual Meeting shall stand adjourned to the same day in the next week, at the same time and place. If a quorum is not present or represented within half an hour of the scheduled time for the adjourned Annual Meeting the shareholders present and entitled to vote at the adjourned Annual Meeting, present in person, by remote communication or by proxy, shall form a quorum.

How do I vote my shares and what are the voting deadlines?

If you are a shareholder of record, there are four ways to vote by proxy:

●	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
●	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice and Access card or proxy card;
●	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail; or
●	at the Annual Meeting—You can vote your shares during the Annual Meeting via the Internet by following the instructions at www.virtualshareholdermeeting.com/MGTX2021. You will need the 16-digit control number provided on your proxy card or Notice and Access card.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 9, 2021.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions on how to vote from the bank, broker or holder of record. You must follow the instructions of such bank, broker or holder of record in order for your shares to be voted.

How can I attend and vote at the Annual Meeting?

Shareholders as of the close of business on April 13, 2021, the record date, are entitled to participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/MGTX2021 and entering the 16-digit control number found on the proxy card or Notice Regarding the Availability of Proxy Materials previously received by shareholders. Shareholders may vote and ask questions during the Annual Meeting by following the instructions available on the meeting website. Guests and shareholders without their 16-digit control number may join the Annual Meeting in a listen-only mode, but they will not have the option to vote shares or ask questions during the meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. You may still vote your shares at the meeting even if you have previously voted by proxy.

Will I be able to submit questions through the webcast?

Shareholders will be able to submit their questions electronically during the meeting to the entire Board or individual directors by visiting www.virtualshareholdermeeting.com/MGTX2021. Guests and shareholders without their 16-digit control number will not be able to submit questions.

How does the Board recommend that I vote?

The Board recommends that you vote:

●	FOR the nominees to the Board set forth in this Proxy Statement.
●	FOR the ratification, by ordinary resolution, of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

How many votes are required to approve each proposal?

The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

Proposal	Votes Required	Voting Options	Impact of “Withhold” or “Abstain” Votes	Broker Discretionary Voting Allowed
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class III directors.	“FOR ALL” “WITHHOLD ALL” “FOR ALL EXCEPT”	None(1)	No(2)
Proposal No. 2: Ratification, by Ordinary Resolution, of the Appointment of Our Independent Registered Public Accounting Firm	The affirmative vote of the holders of a simple majority of our ordinary shares present in person or by proxy and voting at the Annual Meeting.(3)	“FOR” “AGAINST” “ABSTAIN”	None(4)	Yes(5)

(1)	Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director, because directors are elected by plurality voting.
(2)	As this proposal is not considered a discretionary matter, brokers lack authority to exercise their discretion to vote uninstructed shares on this proposal.
(3)	For Proposal No. 2, this assumes voting is conducted by way of a poll and not a show of hands.

(4)	A vote marked as an “Abstention” is not considered a vote cast and will, therefore, not affect the outcome of this proposal.
(5)	As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth above, as well as with the description of each proposal in this Proxy Statement.

Who will count the votes?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as inspectors of election.

Can I revoke or change my vote after I submit my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:

●	sending a written statement to that effect to the attention of the Secretary at our corporate offices, provided such statement is received no later than June 9, 2021;
●	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern Time, on June 9, 2021;
●	submitting a properly signed proxy card with a later date that is received no later than June 9, 2021; or
●	attending the Annual Meeting via the Internet by following the instructions at www.virtualshareholdermeeting.com/MGTX2021.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Company before your proxy is voted or you vote at the Annual Meeting via the webcast.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Board Size and Structure

In accordance with our Amended and Restated Memorandum and Articles of Association as currently in effect (the “Articles”), the Board has the discretion to fix the minimum and maximum number of directors to serve on our Board and, unless such numbers are fixed, the minimum shall be one and the maximum shall be unlimited. Our Board has not set a maximum, and the Board currently consists of nine directors.

Our Articles provide that the Board be divided into three classes, Class I, Class II and Class III, with staggered, three-year terms. At each annual meeting of shareholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual general meeting following election. Each director shall hold office until the expiration of their term, until their successor shall have been duly elected and qualified or until their earlier death, resignation or removal. Generally, vacancies or newly created directorships on the Board will be filled by vote of a majority of the directors then in office. A director appointed by the Board to fill a vacancy will hold office until the next election of the class for which such director was chosen, subject to the election and qualification of his or her successor and his or her earlier death, resignation or removal.

Current Directors and Terms

Our current directors and their respective classes and terms are set forth below.

Class I Directors with Current Term Ending at 2022 Annual Meeting	Class II Directors with Current Term Ending at 2023 Annual Meeting	Class III Directors with Current Term Ending at 2021 Annual Meeting
Martin Indyk, Ph.D.	Ellen Hukkelhoven, Ph.D.	Alexandria Forbes, Ph.D.
Arnold J. Levine, Ph.D.	Joel S. Marcus	Keith R. Harris, Ph.D.
Thomas E. Shenk, Ph.D.	Nicole Seligman	Lord Mendoza

Nominees for Director

Drs. Forbes and Harris and Lord Mendoza have been nominated by the Board to stand for election. As Drs. Forbes and Harris and Lord Mendoza are directors assigned to Class III, their current term of service will expire at the Annual Meeting. If elected by the shareholders at the Annual Meeting, Drs. Forbes and Harris and Lord Mendoza will each serve for a term expiring at our annual meeting of shareholders to be held in 2024 (the “2024 Annual Meeting”) and until the election and qualification of his or her successor or until his or her earlier death, resignation or removal.

Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. If, however, prior to the Annual Meeting, the Board of Directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Board. Alternatively, the proxies, at the Board’s discretion, may be voted for a fewer number of nominees that results from the inability of any nominee to serve.

Information About Board Nominees and Continuing Directors

The following pages contain certain biographical information as of April 13, 2021 for each nominee for director and each director whose term as a director will continue after the Annual Meeting, including all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which the director or nominee currently serves as a director or has served as a director during the past five years.

We believe that all of our directors and nominees display: personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board of Directors and its Committees; skills and personality that complement those of our other directors that helps build a board that is effective, collegial and responsive to the needs of our Company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our shareholders. The information presented below regarding each nominee and continuing director also sets forth specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that such individual should serve as a director in light of our business and structure.

Nominees for Election to Three-Year Terms Expiring No Later than the 2024 Annual Meeting

Class III Directors	Age	Director Since	Current Position(s) at MeiraGTx
Alexandria Forbes, Ph.D.	56	March 2015	President and Chief Executive Officer and Director
Keith R. Harris, Ph.D.	68	June 2015	Chairman of the Board
Lord Mendoza	61	June 2015	Director

Alexandria Forbes, Ph.D. has served as our President, Chief Executive Officer and member of our Board of Directors since March 2015. Prior to joining MeiraGTx, Dr. Forbes served as Senior Vice President of Commercial Operations at Kadmon Holdings, Inc., a biopharmaceutical company, from September 2013 to April 2015, and served as a member of its board of directors until June 2018. Prior to Kadmon Holdings, Inc., Dr. Forbes spent eleven years as a healthcare investor at Sivik Global Healthcare (formerly Argus Partners), a healthcare hedge fund, from August 2001 to November 2008, and at Meadowvale Asset Management, a healthcare hedge fund, from January 2010 to June 2012. Before entering the hedge fund industry, Dr. Forbes was a Human Frontiers/Howard Hughes postdoctoral fellow at the Skirball Institute of Biomolecular Medicine at NYU Langone Medical Center from March 1997 to September 2000. Prior to this, Dr. Forbes was a research fellow at Duke University, and also at the Carnegie Institute at Johns Hopkins University. Dr. Forbes is also a member of the Emerging Companies Section and Health Section Governing Boards of the Biotechnology Innovation Organization (BIO). Dr. Forbes received an M.A. in Natural Sciences from Cambridge University and a Ph.D. in Molecular Genetics from Oxford University. Our Board of Directors believes Dr. Forbes’ extensive academic and clinical experience, as well as her knowledge of the industry, qualifies her to serve on our Board of Directors.

Keith R. Harris, Ph.D. has served as a member of our Board of Directors since June 2015 and has served as chairman of our Board of Directors since February 2018. Dr. Harris is a London-based investment banker and financier with a 35-year career as a senior corporate finance and takeover advisor. Since 1999, Dr. Harris has been the chairman of Keith Harris & Associates, a sports and financial consulting firm. Dr. Harris previously served as Chief Executive Officer of HSBC Investment Bank from 1994 to 1999 and Seymour Pierce Holdings Limited, a subsidiary of which, Seymour Pierce Limited, was acquired in a pre-paid administration under United Kingdom (“U.K.”) law in 2013. Dr. Harris currently serves on the board of directors of Rural Broadband Solutions plc. Dr. Harris received a B.Sc. in business and economics (1st Class Honours) from the University of Bradford and a Ph.D. in Economics from the University of Surrey. Our Board of Directors believes that Dr. Harris’ financial knowledge and experience qualifies him to serve as a member of our Board of Directors.

Lord Mendoza has served as a member of our Board of Directors since June 2015. Lord Mendoza is Provost of Oriel College, Oxford University. He has been a member of the House of Lords since October 2020. In 1986, Lord Mendoza founded the custom marketing and publishing agency Forward, subsequently renamed Bookmark Content and Communications, a subsidiary of WPP plc. Lord Mendoza served from 2016 to 2020 as a non-executive director of the Department of Digital Culture, Media & Sport within the United Kingdom government and since 2020 has served as the Commissioner for Cultural Recovery and Renewal within that Department. Lord Mendoza also served as the chairman of Victoria Private Investment Office, a London-based investment advisory firm, from 2010 to 2018. He received an M.A. in Geography from Oxford University. Our Board of Directors believes Lord Mendoza’s extensive experience with investments provides him with the qualifications and skills to serve on our Board of Directors.

Class I Directors Whose Terms Expire at the 2022 Annual Meeting of Shareholders

Class I Directors	Age	Served as a Director Since	Current Position(s) with MeiraGTx
Martin Indyk, Ph.D.	69	February 2019	Director
Arnold J. Levine, Ph.D.	81	February 2016	Director
Thomas E. Shenk, Ph.D.	74	June 2015	Director

Martin Indyk, Ph.D. has served as a member of our Board of Directors since February 2019. Ambassador Indyk is an American diplomat and policy expert who has served in senior positions in the Clinton, George W. Bush and Obama administrations, including at the White House as Special Assistant to the President and Senior Director for Near East and South Asia, and at the U.S. Department of State as Assistant Secretary of State for Near East Affairs, Special Envoy for Israeli-Palestinian Negotiations, and as the U.S. Ambassador to Israel. Since October 2018, Ambassador Indyk has served as a Distinguished Fellow at the Council on Foreign Relations, a non-profit think tank specializing in U.S. foreign policy and international affairs. In July 2019, he was appointed as a Senior Adviser at Credit-Suisse Asset Management, a consulting role to provide political risk management and strategic advice. He has also served since October 2018 as an Adviser to the chairman of Youngone Corporation, a leading global manufacturer of outdoor/athletic clothing, textiles, footwear and gear. From 2010 to 2018, Ambassador Indyk worked at The Brookings Institution, a non-profit public policy organization, where he was responsible for directing research, expanding the reach of the organization internationally, and raising and managing funding for the organization. At The Brookings Institution, he served as Executive Vice President from 2015 to 2017, and prior to that as the Vice President and Director of the Foreign Policy Program. In 2003, Ambassador Indyk was co-founder with Sheikh Hamad bin Jassem al-Thani of the Doha Forum on U.S. Relations with the Islamic World and, from 2004 to 2017, Ambassador Indyk acted as co-founder with Mr. Haim Saban of the Saban Forum on U.S.-Israel Relations. Ambassador Indyk also serves on the boards of several non-profit organizations (including the Lowy Institute for International Policy, the Israel Institute for National Security Studies, and the Middle East Investment Initiative of the Aspen Institute). Ambassador Indyk received a Bachelor of Economics (with honors) from the University of Sydney and a Ph.D. in International Relations from the Australian National University. Our Board of Directors believes that Ambassador Indyk’s expertise and experience in public service, navigating contentious issues and managing complex organizations provides him with the qualifications and skills to serve on our Board of Directors.

Arnold J. Levine, Ph.D. has served as a member of our Board of Directors since February 2016. Since 2000, Dr. Levine has served as a professor emeritus at the Institute for Advanced Study. Dr. Levine was a director of Imclone Systems Incorporated from 2000 to 2003. He was a professor in the Department of Molecular Biology at Princeton University from 1984 until 1996, where he was named the Harry C. Wiess Professor in Life Sciences and was the chairman of the department. From 1998 to 2002, Dr. Levine was President of Rockefeller University. Dr. Levine currently serves as a member of each of the U.S. National Academy of Sciences, the U.S. National Academy of Medicine and the American Philosophical Society. Dr. Levine also serves on the board of directors of PMV Pharmaceuticals, Inc. Dr. Levine received a B.A. from Harpur College, State University of New York at Binghamton and a Ph.D. in microbiology from the University of Pennsylvania. Our Board of directors believes Dr. Levine’s expertise and experience serving as a director in the pharmaceutical sector and his academic background provides him with the qualifications and skills to serve on our Board of Directors.

Thomas E. Shenk, Ph.D. has served as a member of our Board of Directors since June 2015. Dr. Shenk has been the James A. Elkins Jr. Professor of Life Sciences in the Department of Molecular Biology at Princeton University since 1984. Dr. Shenk served on the board of directors of Merck and Co., Inc., a pharmaceutical company, from 2001 to 2012. Dr. Shenk also served on the board of directors of each of Vical Incorporated and Kadmon Holdings, Inc. until August 2019 and June 2018, respectively. Dr. Shenk has been elected to membership in each of the U.S. National Academy of Sciences, the U.S. National Academy of Medicine and the American Philosophical Society. He received a B.S. from the University of Detroit and a Ph.D. from Rutgers University. Our Board of Directors believes Dr. Shenk’s expertise and experience serving as a director in the pharmaceutical sector and his academic background provides him with the qualifications and skills to serve on our Board of Directors.

Class II Directors Whose Terms Expire at the 2023 Annual Meeting of Shareholders

Class II Directors	Age	Director Since	Current Position(s) at MeiraGTx
Ellen Hukkelhoven, Ph.D.	34	October 2017	Director
Joel S. Marcus	73	June 2015	Director
Nicole Seligman	64	May 2019	Director

Ellen Hukkelhoven, Ph.D. has served as a member of our Board of Directors since October 2017. Since 2018, Dr. Hukkelhoven has served as a Managing Director at Perceptive Advisors, LLC (“Perceptive Advisors”), a leading healthcare investment firm, prior to which she served as a Senior Analyst since 2013. Dr. Hukkelhoven serves on the boards of directors of Freenome Holdings, Inc., Kindbody, Aavanti Bio, Inc. and Partner Therapeutics, Inc. and is a member of the Board of Advisors of the Columbia University Mailman School of Public Health. Prior to joining Perceptive Advisors in 2013, Dr. Hukkelhoven received a B.A. in molecular biology and finance from Princeton University and a Ph.D. in cancer biology from Memorial Sloan Kettering Cancer Center. Our Board of Directors believes that Dr. Hukkelhoven’s academic and biotechnology investing experience qualifies her to serve as a member of our Board of Directors.

Joel S. Marcus, J.D., C.P.A. has served as a member of our Board of Directors since June 2015. Mr. Marcus is Executive Chairman and Co-Founder of Alexandria Real Estate Equities, Inc. (NYSE:ARE), the urban office REIT that pioneered life science real estate from a specialty niche to a core asset class and today is the preeminent and longest-tenured owner, operator and developer uniquely focused on collaborative life science, agtech and technology campuses in AAA innovation cluster locations. Since co-founding the company in 1994 as a garage startup with $19 million in Series A capital, he led Alexandria to its inclusion as an S&P 500® company, which has a total enterprise value of $33 billion, ranking it among the top 10 of all equity REITs, as well as a total equity capitalization of $24 billion and a total shareholder return exceeding 1,900% as of December 31, 2020. Mr. Marcus also founded and continues to lead Alexandria Venture Investments LLC, the company’s strategic venture capital platform. Since its inception in 1996, it has invested in promising seed-, early-, and growth-stage companies advancing breakthroughs to meaningfully improve human health. With more than $1.6 billion in carrying value, Alexandria Venture Investments has been recognized by Silicon Valley Bank as the #1 most active biopharma investor by new deal volume four consecutive years and by AgFunder as one of the five most active U.S. agtech investors in 2020. Mr. Marcus currently serves on the boards of directors of Applied Therapeutics, Inc., Frequency Therapeutics, Inc., and Intra-Cellular Therapies, Inc., and previously served on the board of directors of Atara Biotherapeutics, Inc. Mr. Marcus received both his B.A. and J.D. from the University of California, Los Angeles. Our Board of Directors believes that Mr. Marcus’ extensive experience in the life science real estate industry and as a chief executive officer, as well as his training as a C.P.A. and attorney, provide him with the qualifications and skills to serve on our Board of Directors.

Nicole Seligman has served as a member of our Board of Directors since May 2019. Ms. Seligman was the President of Sony Entertainment, Inc. from 2014 to 2016 and of Sony Corporation of America from 2012 to 2016. From 2005 through 2014, she served as the global General Counsel of Sony Corporation. She joined Sony in 2001 as Executive Vice President and General Counsel of Sony Corporation of America. Prior to joining Sony, she was a partner in the litigation practice at Williams & Connolly LLP where she worked on a broad range of complex civil and criminal matters and counseled a broad range of clients, including President William Jefferson Clinton and Hillary Clinton. Ms. Seligman served as law clerk to Justice Thurgood Marshall on the Supreme Court of the United States from 1984 to 1985 and as law clerk to Judge Harry T. Edwards at the U.S. Court of Appeals for the District of Columbia Circuit from 1983 to 1984. Ms. Seligman currently serves on the boards of directors of ViacomCBS Inc., Far Peak Acquisition Corporation and WPP plc, and served on the boards of directors of Viacom Inc. through December 2019, when it merged with CBS Corp., and Far Point Acquisition Corporation through August 2020. Ms. Seligman received her B.A., magna cum laude, from Harvard College (Radcliffe) and her J.D., magna cum laude, from Harvard Law School, where she was a winner of the Sears Prize. Our Board of Directors believes that Ms. Seligman’s extensive experience as a senior executive at a global public company, together with her exceptional achievements in the legal profession and her corporate governance expertise, provide her with the qualifications and skills to serve on our Board of Directors.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the election of each of Alexandria Forbes, Ph.D., Keith R. Harris, Ph.D. and Lord Mendoza as a Class III director to hold office until the 2024 Annual Meeting and until his or her successor has been duly elected and qualified.

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee appoints our independent registered public accounting firm. In this regard, the Audit Committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the Audit Committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. Ernst & Young LLP has served as our independent registered public accounting firm since 2016. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, the Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2021.

Although ratification is not required by our Articles or otherwise, the Board is submitting the selection of Ernst & Young LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and it is a good corporate governance practice. If our shareholders do not ratify the selection, the Audit Committee and the Board of Directors will reconsider such appointment. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and to have an opportunity to make a statement as they may desire and be available to respond to appropriate questions from shareholders.

Audit, Audit-Related, Tax and All Other Fees

The table below sets forth the aggregate fees billed to MeiraGTx for services related to the fiscal years ended December 31, 2020 and 2019, by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2020	2019
Audit Fees(1)	$569,177	$533,000
Audit-Related Fees	—	—
Tax Fees(2)	581,223	384,000
All Other Fees	—	—
	$1,150,400	$917,000

(1)	Audit fees for 2020 and 2019 consisted of professional services rendered for the audit of our financial statements, including the review of our quarterly financial statements and services rendered in connection with registration statement filings.
(2)	Tax fees for 2020 and 2019 consisted of professional services rendered for corporate tax compliance and tax advisory services.

Pre-Approval Policies and Procedures

The formal written charter for our Audit Committee requires that the Audit Committee, or the chairman of the Audit Committee, pre-approve all audit services to be provided to us, whether provided by our principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to us by our independent registered public accounting firm in accordance with the Company’s audit services pre-approval policy (as amended from time to time), other than de minimis non-audit services approved in accordance with applicable SEC rules.

The Audit Committee has adopted a pre-approval policy that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by our independent registered public accounting firm may be pre-approved. This pre-approval policy generally provides that the Audit Committee will not engage an independent registered public accounting firm to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee or (ii) entered into pursuant to the pre-approval policies and procedures described in the pre-approval policy. Unless a type of service to be provided by our independent registered public accounting firm has received this latter general pre-approval under the pre-approval policy, it requires specific pre-approval by the Audit Committee.

On an annual basis, the Audit Committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by the Company’s independent registered public accounting firm without first obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. Any member of the Audit Committee to whom the Committee delegates authority to make pre-approval decisions must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting. If circumstances arise where it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories or above the pre-approved amounts, the Audit Committee requires pre-approval for such additional services or such additional amounts.

The services provided to us by Ernst & Young LLP in 2019 and 2020 were provided in accordance with our pre-approval policies and procedures, as applicable.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the ratification, by ordinary resolution, of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Audit Committee Report

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “Corporate Governance—Audit Committee.” Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Ernst & Young LLP, as the Company’s independent registered public accounting firm, the Company’s audited financial statements for the fiscal year ended December 31, 2020. The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee received and reviewed the written disclosures and the letters from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB, regarding such independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the Company’s independent registered public accounting firm their independence from the Company.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Keith R. Harris, Ph.D. (Chair)

Joel S. Marcus

Thomas E. Shenk, Ph.D.

EXECUTIVE OFFICERS

The table below identifies and sets forth certain biographical and other information regarding our current executive officers. There are no family relationships among any of our executive officers or directors.

Executive Officer	Age	Position	In Current Position Since
Alexandria Forbes, Ph.D.	56	President and Chief Executive Officer and Director	March 2015
Richard Giroux	48	Chief Operating Officer and Chief Financial Officer	March 2015 and April 2019, respectively
Stuart Naylor, Ph.D.	58	Chief Development Officer	April 2015
Robert K. Zeldin, M.D.	58	Chief Medical Officer	August 2020
Robert J. Wollin	45	General Counsel and Secretary	June 2020

See page 7 of this Proxy Statement for Dr. Forbes’ biography.

Richard Giroux has served as our Chief Operating Officer since March 2015 and our Chief Financial Officer since April 2019. Mr. Giroux joined MeiraGTx from Sarissa Capital Management LP, an activist healthcare hedge fund, where he was a partner from March 2014 to March 2015. Prior to Sarissa Capital Management LP, Mr. Giroux was a founding partner and healthcare portfolio manager of Meadowvale Partners, a multi-strategy hedge fund, from January 2010 until June 2012. Prior to Meadowvale Partners, he was a partner at Sivik Global Healthcare (formerly Argus Partners), a healthcare hedge fund, from August 2001 to November 2008. Prior to that, from 1996 to 2001, he worked at investment banks Salomon Smith Barney and Goldman Sachs. Mr. Giroux received a B.A. in Economics from Yale University.

Stuart Naylor, Ph.D. has served as our Chief Development Officer since April 2015 and served as a member of our Board of Directors from April 2015 through May 2019. From April 2015 to April 2016, Dr. Naylor was Chief Executive Officer of Athena Vision Limited, a biotechnology company. From June 2013 to April 2015, Dr. Naylor served as managing director of Coltivare Ltd., a healthcare consulting company. From 2008 to 2013, Dr. Naylor was Executive Director and Chief Scientific Officer of Oxford BioMedica plc, a gene therapy company. Prior to joining Oxford BioMedica plc, Dr. Naylor focused on translational cancer research at the Institute of Cancer Research in London. Dr. Naylor has a B.S.C. in microbiology and virology from the University of Warwick, an M.S. in Immunology from Kings College London, and a Ph.D. from the Imperial Cancer Research Fund laboratory studying ovarian cancer and cytokine biology.

Robert K. Zeldin, M.D. has served as our Chief Medical Officer since August 2020. Prior to joining MeiraGTx, Dr. Zeldin served as Chief Medical Officer of Immunovant, Inc. from July 2019 to April 2020. From June 2018 to April 2019, he was Chief Medical Officer of Acceleron Pharma, Inc. Prior to Acceleron, he was Chief Medical Officer of Ablynx NV from December 2015 to June 2018. From January 2011 to November 2015, Dr. Zeldin served as Senior Vice President and Head of Global Clinical Development at Stallergenes SA. He also served as Vice President and U.S. Medical Franchise Head – Respiratory and Dermatology at Novartis Pharmaceuticals Corp. from March 2005 to April 2010. From November 1997 to March 2005, Dr. Zeldin held increasingly strategic roles in worldwide regulatory affairs and clinical development at Merck & Co., Inc. Prior to his work in industry, Dr. Zeldin served as a Medical Officer at the U.S. Food & Drug Administration (FDA) Center for Biologics Evaluation and Research. He also spent several years in clinical practice. Dr. Zeldin holds a B.A. with honors from the Johns Hopkins University and an M.D. from Tufts University School of Medicine.

Robert J. Wollin has served as our General Counsel and Secretary since June 2020 and joined the Company in August 2019. Prior to joining MeiraGTx, Mr. Wollin was Director, Associate General Counsel at Investment Technology Group, Inc., a global financial technology company, from November 2015 to June 2019. From August 2011 to October 2015, he served as Senior Corporate Counsel in the Corporate Governance and Securities Group at Bristol-Myers Squibb Company. From October 2001 to July 2011, Mr. Wollin practiced as a corporate attorney at Kramer Levin Naftalis & Frankel LLP in New York. Mr. Wollin received a B.B.A. with honors from the University of Michigan Stephen M. Ross School of Business and a J.D. from the University of Pennsylvania Carey Law School.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that govern its operation and that of its Committees. Our Board annually reviews our Corporate Governance Guidelines and, from time to time, our Board will revise them in response to changing regulatory requirements, evolving best practices and the concerns of our shareholders and other constituents. A copy of these Corporate Governance Guidelines can be found in the “Corporate Governance—Documents & Charters” section of the “Investors & Media” page of our website located at https://meiragtx.com/, or by writing to our Secretary at our offices at 450 East 29th Street, 14th Floor, New York, New York 10016.

Board Leadership Structure

Our Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company and its shareholders. If the Chairman of the Board is a member of management or does not otherwise qualify as independent, our Corporate Governance Guidelines provide for the appointment by the independent directors of a lead independent director (the “Lead Director”). The Lead Director’s responsibilities include, but are not limited to: presiding over all meetings of the Board at which the Chairman of the Board is not present, including any executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and the Chief Executive Officer and Chairman of the Board. Our Corporate Governance Guidelines provide that, at such times as the Chairman of the Board qualifies as independent, the Chairman of the Board will carry out the duties of the Lead Director, as applicable.

The positions of our Chairman of the Board and our Chief Executive Officer and President are currently served by two separate persons. Dr. Harris serves as Chairman of the Board, and Dr. Forbes serves as our Chief Executive Officer and President. In his capacity as the independent Board Chairman, Dr. Harris performs the functions of the Lead Director.

The Board believes our current leadership structure of Chief Executive Officer and Chairman of the Board being held by two separate individuals is in the best interests of the Company and its shareholders and strikes the appropriate balance between the Chief Executive Officer and President’s responsibility for the strategic direction, day-to-day leadership and performance of our Company and the Chairman of the Board’s responsibility to guide overall strategic direction of our Company and provide oversight of our corporate governance and guidance to our Chief Executive Officer and President and to set the agenda for and preside over Board meetings. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. Accordingly, the Board will continue to periodically review our leadership structure and make such changes in the future as it deems appropriate and in the best interests of the Company and its shareholders.

Director Independence

Under our Corporate Governance Guidelines and the Nasdaq rules, a majority of our directors must qualify as independent directors and a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the Nasdaq rules.

Our Board has undertaken a review of its composition, the composition of its Committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that none of Keith R. Harris, Ph.D., Ellen Hukkelhoven, Ph.D., Martin Indyk, Ph.D., Arnold J. Levine, Ph.D., Joel S. Marcus, Lord Mendoza, Nicole Seligman and Thomas E. Shenk, Ph.D., representing eight of our nine directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq rules. In making this determination, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the director’s beneficial ownership of our ordinary shares and the relationships of our non-employee directors with certain of our significant shareholders. Alexandria Forbes, Ph.D. is not considered an independent director because she is currently employed by the Company.

Board and Board Committee Meetings and Attendance

During 2020, our Board of Directors met seven times and acted by written consent seven times, the Audit Committee met six times and acted by written consent seven times, the Compensation Committee met six times and acted by written consent three times, the Nominating and Corporate Governance Committee met four times and acted by written consent three times, and the Science and Technology Committee met one time. In 2020, each of our directors attended at least 75% of the meetings of the Board and Committees on which such director served as a member.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. Our chairman of the Board, Dr. Harris, presided over such executive sessions in 2020.

Director Attendance at the Annual Meeting of Shareholders

We do not have a formal policy regarding the attendance of our Board members at our annual meetings of shareholders, but we expect all directors to make every effort to attend any meeting of shareholders. All of the members of the Board of Directors attended the 2020 annual general meeting of shareholders.

Board Committees

Our Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Science and Technology Committee, each of which has the composition and the responsibilities described below. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues. Each of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Science and Technology Committee operates under a written charter. The table below indicates the current members of these Committees.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Science and Technology Committee
Alexandria Forbes, Ph.D.	—	—	—	X
Keith R. Harris, Ph.D.	Chair	Chair	X	—
Martin Indyk, Ph.D.	—	—	X	—
Arnold J. Levine, Ph.D.	—	X	—	Chair
Joel S. Marcus	X	—	Chair	—
Lord Mendoza	—	X	X	X
Nicole Seligman	—	—	X	X
Thomas E. Shenk, Ph.D.	X	—	—	X

Audit Committee

Our Audit Committee is responsible for, among other things:

●	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

●	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;
●	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;
●	coordinating our Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
●	discussing our risk management policies;
●	meeting independently with our registered public accounting firm, management and internal auditing staff, as applicable;
●	reviewing and approving or ratifying any related person transactions;
●	pre-approving all audit and non-audit services provided to us by our independent auditor (other than those provided pursuant to appropriate preapproval policies established by the Committee or exempt from such requirements under SEC rules);
●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and
●	preparing the Audit Committee report required by SEC rules.

Our Board of Directors has affirmatively determined that each member of our Audit Committee (i) qualifies as “independent” under Nasdaq’s heightened standards and Rule 10A-3 of the Exchange Act of 1934, as amended (the “Exchange Act”), applicable to audit committee members, and (ii) meets the requirements for financial literacy under the applicable Nasdaq rules and regulations. Our Board has also affirmatively determined that each of Keith R. Harris, Ph.D. and Joel S. Marcus qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Our Compensation Committee is responsible for, among other things:

●	reviewing and approving, or recommending for approval by the Board of Directors, the compensation of our Chief Executive Officer and our other executive officers;
●	overseeing and administering our cash and equity incentive plans;
●	reviewing and making recommendations to our Board of Directors with respect to director compensation;
●	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required;
●	reviewing with management our major compensation-related risk exposures and the steps management has taken, or should consider taking, to monitor or mitigate such exposures; and
●	preparing the annual Compensation Committee report required by SEC rules, to the extent required.

Our Board of Directors has determined that each member of our Compensation Committee (i) qualifies as “independent” under Nasdaq’s heightened standards applicable to compensation committee members and (ii) is a “non-employee director” as defined in Section 16b-3 of the Exchange Act.

The Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. Before selecting any such consultant, counsel or advisor, the Compensation Committee reviews and considers the independence of such consultant, counsel or advisor in accordance with applicable Nasdaq rules. We must provide appropriate funding for payment of reasonable compensation to any advisor retained by the Compensation Committee.

Compensation Consultants

In accordance with its authority to retain consultants and advisors described above, the Compensation Committee has engaged the services of Total Compensation Solutions (“TCS”) on an annual basis as its compensation consultant to provide advice, consulting and guidance on executive, non-employee director and employee retention and incentive plans.

All services related to executive and director compensation provided by TCS during 2020 were conducted under the direction or authority of the Compensation Committee, and all work performed by TCS was pre-approved by the Compensation Committee. Neither TCS nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. Additionally, during 2020, TCS did not provide any services to us unrelated to executive and director compensation.

The Compensation Committee evaluated whether any work provided by TCS raised any conflict of interest for services performed during 2020 and determined that it did not.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other things:

●	identifying individuals qualified to become members of our Board and the criteria to be used in nominating directors;
●	recommending to our Board the persons to be nominated for election as directors and to each Committee of the Board;
●	developing and recommending to our Board of Directors corporate governance guidelines, and reviewing and recommending to our Board of Directors proposed changes to our corporate governance guidelines from time to time;
●	periodically reviewing the Board’s leadership structure;
●	overseeing management’s implementation of compliance programs with respect to non-financial compliance matters; and
●	overseeing a periodic evaluation of our Board of Directors.

Our Board has determined that each member of our Nominating and Corporate Governance Committee qualifies as “independent” under Nasdaq rules applicable to nominating and corporate governance committee members.

Science and Technology Committee

Our Science and Technology Committee is responsible for, among other things:

●	reviewing and advising the Board on the Company’s strategic direction and investment in research and development and technology;
●	reviewing matters relating to scientific capabilities and programs;
●	reviewing the attainment of key research and development milestones; and
●	identifying and discussing significant emerging trends and issues in science and technology and considering the potential impact of such matters on the Company.

Director Nominations Process

The Nominating and Corporate Governance Committee is responsible for recommending candidates to serve on the Board and its Committees. In considering whether to recommend any particular candidate to serve on the Board or its Committees or for inclusion in the Board’s slate of recommended director nominees for election at the annual meeting of shareholders, the Nominating and Corporate Governance Committee considers the criteria set forth in our Corporate Governance Guidelines. Specifically, the Nominating and Corporate Governance Committee may take into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to the Company’s industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other Board members; diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness. In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

Alexandria Forbes, Ph.D., Keith R. Harris, Ph.D. and Lord Mendoza were each initially identified as potential candidates for election to our Board by shareholders prior to our initial public offering (“IPO”). Each of the Class III director nominees to be elected at the Annual Meeting was evaluated in accordance with our standard review process for director candidates in connection with their initial appointment and their nomination for election or re-election, as applicable, at the Annual Meeting.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each Board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by our shareholders at the Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders, and such candidates will be considered and evaluated under the same criteria described above. Any recommendation submitted to the Company should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Shareholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of our Secretary, MeiraGTx Holdings plc, 450 East 29th Street, 14th Floor, New York, New York 10016. All recommendations for nominations received by our Secretary that satisfy the requirements under the rules of the SEC relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. For additional information, regarding shareholder proposals, see “Shareholder Proposals and Director Nominations.”

Board Role in Risk Oversight

The Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and Committee meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Science and Technology Committee. Each of the Committees regularly reports to the Board.

The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program. The Audit Committee also oversees financial risks and information security risks (including cybersecurity and data protection). Through its regular meetings with management, including the finance, legal, compliance, risk, internal control and information technology functions, the Audit Committee reviews and discusses significant areas of our business and summarizes for the Board areas of risk and the appropriate mitigating factors. The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters. The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure, independence, potential conflicts of interest and corporate governance, as well as risks relating to our compliance programs. The Science and Technology Committee reviews our pipeline to evaluate our progress in achieving our long-term strategic research and development goals and objectives and assure that we make well-informed choices in investment in research and development and technology. In addition, our Board receives periodic detailed operating performance reviews from management.

Committee Charters and Corporate Governance Guidelines

Our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Science and Technology Committee and other corporate governance information are available under the “Corporate Governance” section of the “Investors & Media” page of our website located at https://meiragtx.com/, or by writing to our Secretary at our offices at 450 East 29th Street, 14th Floor, New York, New York 10016.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of our Code of Conduct is available under the “Corporate Governance” section of the “Investors & Media” page of our website located at https://meiragtx.com/, or by writing to our Secretary at our offices at 450 East 29th Street, 14th Floor, New York, New York 10016. We intend to make any necessary disclosures regarding amendments to, or waivers of, provisions of our Code of Conduct that applies to any of our directors and executives officers on our website rather than by filing a Current Report on Form 8-K.

Anti-Hedging Policy

Our Board of Directors has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts; short sales; and transactions in publicly traded options, such as puts, calls and other derivatives involving our equity securities.

Communications with the Board

Any shareholder or any other interested party who desires to communicate with our Board of Directors, our non-management directors or any specified individual director, including our chairman, may do so by directing such correspondence to the attention of our Secretary, MeiraGTx Holdings plc, 450 East 29th Street, 14th Floor, New York, New York 10016. Our Secretary will forward the communication to the appropriate director or directors as appropriate. Any complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to the chairman of the Audit Committee. Other concerns will be referred to the chairman of the Board with a copy to the chairman of the Nominating and Corporate Governance Committee. Any complaints or concerns may be reported anonymously or confidentially. We strictly prohibit any retaliation for reporting a possible violation of law, ethics, or firm policy regardless of whom the report concerns.

EXECUTIVE COMPENSATION

Overview

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, our “named executives officers” and their positions were as follows:

●	Alexandria Forbes, Ph.D., President and Chief Executive Officer;
●	Richard Giroux, Chief Financial Officer and Chief Operating Officer; and
●	Stuart Naylor, Ph.D., Chief Development Officer.

Despite 2020 being a challenging year due to the COVID-19 pandemic, the Company believes it achieved exceptional results and made significant progress in a number of key areas, including clinical, regulatory, fundraising, manufacturing, research and overall business development. In particular, our 2020 performance was attributable to a number of factors, including:

●	Strategic collaboration with Janssen: In January 2019, we entered into a strategic collaboration and licensing agreement with Janssen Pharmaceuticals, Inc. (“Janssen”), one of the Janssen Pharmaceuticals Companies of Johnson & Johnson, to develop and commercialize gene therapies for the treatment of inherited retinal diseases. During 2020, we and Janssen:
●	Announced positive 6-, 9- and 12-month data from the Phase 1/2 clinical study (MGT009) of our product candidate AAV-RPGR for the treatment of X-linked retinitis pigmentosa (XLRP) associated with mutations in the RPGR gene. Data from each time point demonstrated that patients treated with low and intermediate dose AAV-RPGR experienced statistically significant improvement in retinal sensitivity. Nine-month data also indicated significant improvement in vision-guided mobility. At 12-months, six of seven patients continued to show improved or stable vision in the treated eye.
●	Announced that we are preparing to initiate the advancement of AAV-RPGR into the Phase 3 Lumeos clinical trial for treatment of patients with XLRP.
●	Completed dosing of both adults and pediatric patients in the Phase 1/2 dose escalation study of our product candidate AAV-CNGA3 for the treatment of achromatopsia associated with mutations in the CNGA3 gene.
●	Strengthened balance sheet: We raised approximately $87 million of gross proceeds through sales of our ordinary shares, including approximately $13 million of gross proceeds during the third quarter of 2020 under our “at-the-market” equity offering program and approximately $74 million of gross proceeds in a public offering in November and December 2020.
●	Expanded manufacturing capabilities: We expanded our industry-leading manufacturing capabilities by acquiring and building a second wholly-owned cGMP viral vector manufacturing facility as well as a cGMP plasmid and DNA production facility in Shannon, Ireland. Construction of the cGMP plasmid and DNA manufacturing facility was completed in 2020 and the cGMP viral vector manufacturing facility is expected to be completed by the end of 2021. The campus encompasses approximately 150,000 square feet serving numerous functions: high capacity cGMP manufacturing hub, clinical supply storage, QC laboratories for global release, up to ten flexible and scalable viral vector suites, fully scalable automated fill and finish, an extensive warehouse and a separate internal cGMP plasmid and DNA manufacturing facility.

●	Continued advancement of our pipeline: In December 2020, we reported preliminary data from the Phase 1 AQUAx clinical trial for our product candidate AAV-hAQP1 for the treatment of Grade 2/3 radiation-induced xerostomia. Of the three patients treated in Cohort 1, one patient reached the 12-month assessment and two passed the six month assessment, with the AAV-hAQP1 being well tolerated in all patients with no dose limiting toxicity and no serious adverse events reported. Encouraging responses were seen in patient-reported measures of xerostomia symptoms and in salivary output in the patients treated in Cohort 1, including complete resolution of symptoms observed in the patient who reached the 12-month timepoint. We also announced that we anticipate initiating a Phase 3 clinical trial in the second half of 2021 for our product candidate AAV-RPE65 for the treatment of retinal dystrophy associated with mutations in the RPE65 gene.

These results were largely driven by our named executive officers. The Compensation Committee sought to reward these individuals for the Company’s achievements during 2020 and its compensation decisions for 2020 reflect the Committee’s desire to recognize the achievement of goals intended to increase shareholder value, while enhancing the retention of key executives who drive this performance.

2020 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Alexandria Forbes, Ph.D.	2020	602,308	1,860,000	3,958,000	—	1,836,631	8,256,939
President and Chief Executive Officer	2019	580,000	3,158,000	—	—	4,742,263	8,480,263
Richard Giroux	2020	514,038	1,440,000	3,045,000	—	1,836,631	6,835,669
Chief Financial Officer and	2019	495,000	2,245,000	—	—	4,725,463	7,465,463
Chief Operating Officer
Stuart Naylor, Ph.D. (4)	2020	424,908	720,000	3,248,000	—	42,491	4,435,399
Chief Development Officer	2019	408,363	640,000	—	—	40,836	1,089,199

(1)	For Dr. Forbes and Mr. Giroux, amounts for 2020 reflect guaranteed and discretionary bonuses paid for performance in 2020. For Dr. Naylor, amount for 2020 reflects a discretionary bonus paid for performance in 2020.
(2)	Amounts reflect the aggregate grant-date fair value of restricted ordinary shares, option awards and restricted share unit awards granted during a specified year in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the valuation methodology and assumptions used to calculate the value of these awards made to executive officers in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 11, 2021, and incorporated herein by reference. Note that beginning with the 2019 performance year, the Compensation Committee began granting equity awards to employees, including the named executive officers, in the year following the performance year.
(3)	Amounts shown represent employer contributions to our 401(k) plan for Dr. Forbes and Mr. Giroux and a defined contribution pension scheme in the UK for Dr. Naylor. For each of Dr. Forbes and Mr. Giroux, amounts shown also include $1,819,531 in tax gross-ups paid by us in 2020 as described in more detail below under “Narrative to Summary Compensation Table—Equity Compensation.”
(4)	Dr. Naylor was a named executive officer for 2020 but not 2019. Dr. Naylor’s base salary and all other compensation amounts were paid in pounds sterling and converted to U.S. dollars based on an average exchange rate for 2020 of $1.2876 to £1.00.

Narrative to Summary Compensation Table

Base Salaries

The named executive officers receive a base salary to compensate them for services rendered to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

Pursuant to the terms of their employment agreements, the base salaries of Dr. Forbes and Mr. Giroux were initially set at $390,000 and $320,000, respectively, and were increased to $450,000 and $400,000, respectively, in April 2016, in connection with our attaining a fundraising milestone. The base salaries of Dr. Forbes and Mr. Giroux were subsequently increased to $580,000 and $495,000, respectively, in connection with our attaining a second fundraising milestone in March 2018.

Dr. Naylor received an initial annual base salary of £200,000 pursuant to the terms of his employment agreement. His annual base salary was increased to £275,000 in January 2018, to £310,000 in January 2019 and to £330,000 in January 2020.

Bonuses

Dr. Forbes and Mr. Giroux are entitled to guaranteed annual cash bonus payments and may receive performance-based bonuses pursuant to the terms of their employment agreements, as described in more detail below under “Executive Compensation Arrangements—Dr. Forbes and Mr. Giroux.” In December 2020, the Compensation Committee assessed Company performance during 2020 based on our achievement of a number of clinical, regulatory and corporate milestones during the year as described above and determined that the guaranteed and performance based bonus amounts payable to Dr. Forbes and Mr. Giroux for 2020 would be $1,860,000 and $1,440,000, respectively.

Pursuant to his employment agreement, Dr. Naylor has the opportunity to earn an annual discretionary bonus. In December 2020 the compensation committee determined to pay Dr. Naylor a bonus for 2020 performance of $720,000 based on an assessment of the Company’s achievement of the performance milestones described above.

Equity Compensation

Pursuant to our 2018 Incentive Award Plan, referred to as the 2018 Plan, we may grant cash and equity incentives to directors, employees (including our named executive officers) and consultants of our Company and certain of its affiliates to enable our Company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success.

The SEC’s compensation disclosure rules currently require disclosure of the grant date value of equity awards granted during the last year (2020 in this case). Accordingly, the 2020 Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year-End Table show the equity awards granted during the 2020 calendar year in respect of 2019 performance (instead of the equity awards for 2020 performance granted in January 2021). In light of the SEC’s current compensation disclosure rules, we have provided the following supplemental table which sets forth the options and restricted share unit awards granted to Drs. Forbes and Naylor and Mr. Giroux by the Compensation Committee in January 2021 for 2020 performance. For the restricted share unit awards, 50% of the award vests on the second anniversary of the grant date and 25% of the award vests on each of the third and fourth anniversaries of the grant date. For the option awards, 25% of the shares subject to the option vest on the first anniversary of the grant date and the remainder of the shares subject to the option vest in 36 substantially equal monthly installments thereafter.

Named Executive Officer	Restricted Share Unit Awards (#)	FASB Grant Date Fair Value of Restricted Share Unit Awards ($)(1)	Option Awards (#)	FASB Grant Date Fair Value of Option Awards ($)(1)
Alexandria Forbes, Ph.D.	120,000	1,971,600	65,000	788,315
Richard Giroux	100,000	1,643,000	40,000	485,117
Stuart Naylor, Ph.D.	95,000	1,560,850	35,000	424,477

(1)	The amounts shown represent the aggregate grant date fair value of the restricted share unit and option awards as determined pursuant to FASB ASC Topic 718, which amounts will be included in next year’s Summary Compensation Table pursuant to the SEC’s current compensation disclosure rules. We provide information regarding the valuation methodology and assumptions used to calculate the value of these awards made to executive officers in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 11, 2021, and incorporated herein by reference.

The Compensation Committee elected to grant a portion of the equity incentive award for 2020 performance in restricted share unit awards with the initial vesting and payout beginning on the second anniversary of the grant date to provide long-term motivation for our executives to create shareholder value and to promote greater retention of our executives. The Committee also awarded options for 2020 performance to provide strong performance incentives aligned with shareholder interests since the option awards will only have value if the Company’s stock price increases.

Pursuant to their employment agreements, Dr. Forbes and Mr. Giroux are entitled to annual grants of restricted ordinary shares. The number of restricted shares subject to each such award is determined by the Compensation Committee, with input from our Chief Executive Officer with respect to the grant to Mr. Giroux. For 2020, the Compensation Committee, with respect to Dr. Forbes, and the Chief Executive officer, with respect to Mr. Giroux, determined not to make any such grants.

In connection with our IPO, each of Dr. Forbes and Mr. Giroux became entitled to a grant of restricted shares in an amount equal to 2.5% of our outstanding shares on a fully diluted basis, which we refer to as the Executive IPO Grants. In June 2018, we issued each of Dr. Forbes and Mr. Giroux 653,174 restricted shares. One-third of the restricted shares subject to the Executive IPO Grants were vested at grant and the remaining shares vested in eight quarterly installment beginning three months thereafter. In connection with the vesting of these shares we paid $971,795 in March 2020 and $847,736 in June 2020 for the associated taxes incurred by each of Dr. Forbes and Mr. Giroux. These amounts are included in the “All Other Compensation” column of the 2020 Summary Compensation Table above. These Executive IPO Grants have fully vested and Dr. Forbes and Mr. Giroux are not entitled to tax-gross ups on any of their outstanding equity incentive plan awards.

Other Elements of Compensation

Retirement Plans

Our named executive officers, other than Dr. Naylor, are eligible to participate in our 401(k) plan in the United States on the same terms as other full-time employees. We match 100% of employee contributions to our 401(k) plan, up to 6% of eligible compensation. For Dr. Naylor, who is employed in the United Kingdom, we make pension contributions to defined contribution pension schemes equal to 10% of the employee’s qualifying earnings. Our other employees in the United Kingdom receive pension contributions equal to 7% of qualifying earnings. We believe that providing a vehicle for tax-deferred retirement savings adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, subject to the same terms and eligibility requirements.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of ordinary shares underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.

			Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Alexandria Forbes, Ph.D.	3/4/2016	60,551	—	7.73	3/4/2026	—	—
	9/20/2017	68,040	15,701	2.64	9/20/2027	—	—
	1/10/2018	75,152	27,914	5.63	1/10/2028	—	—
	12/29/2018	65,000	65,000	9.64	12/28/2028	—	—
	1/10/2020	—	—	—	—	195,000	2,952,300
Richard Giroux	3/4/2016	48,956	—	7.73	3/4/2026	—	—
	9/20/2017	62,805	14,494	2.64	9/20/2027	—	—
	1/10/2018	70,455	26,169	5.63	1/10/2028	—	—
	12/29/2018	52,500	52,500	9.64	12/28/2028	—	—
	1/10/2020	—	—	—	—	150,000	2,271,000
Stuart Naylor, Ph.D.	3/4/2016	25,766	—	7.73	3/4/2026	—	—
	9/20/2017	10,467	2,416	2.64	9/20/2027	—	—
	1/10/2018	65,758	24,424	5.63	1/10/2028	—	—
	12/29/2018	50,000	50,000	9.64	12/28/2028	—	—
	1/10/2020	—	—	—	—	160,000	2,422,400

(1)	The options vest as to 25% of the total shares underlying the option on the first anniversary of the grant date and in equal monthly installments over the ensuing 36 months, subject to the holder’s continued employment with us through the applicable vesting date. The awards are subject to accelerated vesting upon a qualifying termination of employment as described in more detail below under “Executive Compensation Arrangements—Dr. Forbes and Mr. Giroux” with respect to Dr. Forbes and Mr. Giroux, and under “Potential Payments Upon a Termination or a Change in Control” with respect to Dr. Naylor.
(2)	The restricted share unit awards vest as to 50% of the award on the second anniversary of the grant date, with 25% of the award vesting on each of the third and fourth anniversaries of the grant date, subject to the holder’s continued employment with us through the applicable vesting date. The awards are subject to accelerated vesting upon a qualifying termination of employment as described in more detail below under “Executive Compensation Arrangements—Dr. Forbes and Mr. Giroux” with respect to Dr. Forbes and Mr. Giroux, and under “Potential Payments Upon a Termination or a Change in Control” with respect to Dr. Naylor.
(3)	The market value was determined using a per share value of the Company’s ordinary shares of $15.14 (which was the closing price per share on December 31, 2020, the last trading day of the year).

Executive Compensation Arrangements

We have entered into employment agreements with each of our named executive officers. Certain key terms of these agreements are described below.

Dr. Forbes and Mr. Giroux

We entered into employment agreements with Dr. Forbes and Mr. Giroux in February 2016. The agreements have an initial term of three years and automatically renew for successive one-year periods unless notice of non-renewal is provided by either party at least 90 days prior to the expiration of the then-current term.

Pursuant to the employment agreements, Dr. Forbes and Mr. Giroux are entitled to annual base salaries in the amounts described above under “Base Salaries,” annual cash bonuses equal to 100% of their respective base salaries, referred to as the guaranteed bonus, and the opportunity to earn annual performance-based bonuses targeted at 60% of base salary for Dr. Forbes and 50% of base salary for Mr. Giroux, referred to as the performance bonus.

In the event we complete a strategic collaboration resulting in upfront payments to us, each of Dr. Forbes and Mr. Giroux is entitled to a cash bonus in an amount determined by the Compensation Committee and, with respect to Mr. Giroux, the Chief Executive Officer, provided that such bonus will not be less than 1% of the upfront payments received by us in such collaboration. There is no limit on the number of bonuses the executives may receive per year pursuant to this arrangement.

In the event either of Dr. Forbes’s or Mr. Giroux’s employment is terminated due to death or disability, or Dr. Forbes or Mr. Giroux resigns employment without good reason, which includes the executive’s election not to renew the term of the employment agreement, the executive (or the executive’s estate or beneficiary) is entitled to receive the executive’s base salary, guaranteed bonus, and performance bonus as if the executive’s employment had continued for an additional 12-month period.

In the event either of Dr. Forbes or Mr. Giroux is terminated by us for any reason other than cause, including due to a change in control, the Company elects not to renew the term of the employment agreement, or Dr. Forbes or Mr. Giroux resigns for good reason, the executive is entitled to (i) three months’ notice of termination or pay in lieu of notice, (ii) receive the executive’s base salary, guaranteed bonus, and performance bonus as if the executive’s employment had continued for an additional 24-month period (including a pro-rated guaranteed bonus and performance bonus for any stub periods), (iii) employee benefits and post-employment employee benefits and conversion rights in accordance with the terms and conditions of the plans, policies, programs, or perquisites in which the executive participates for a period of 24-months following the end of the then-current term, (iv) incentive and deferred compensation incentive rights in accordance with the terms and conditions of the incentive and deferred compensation plans in which the executive participates; provided, however, that the executive shall be deemed fully vested in any incentive and deferred compensation awards under such plans upon a termination, (v) accelerated vesting of any unvested restricted shares and equity incentive awards, (vi) to the extent not yet granted, be granted fully vested ordinary shares for any awards to which the executive may at the time be entitled as if all conditions applicable to such award were met, and (vii) be paid, within 30 days of termination, a cash termination fee equivalent to 1.50% for Dr. Forbes, or 1% for Mr. Giroux, of the average “market value” of our shares during the 90-trading day period prior to the termination plus payment of any taxes owed by the executive as a result of such termination fee. For purposes of the employment agreements, “market value” means the number obtained by multiplying (x) the aggregate number of shares of our voting and non-voting common equity (including shares held by employees and affiliates) by (y) the average of the last closing prices of our common equity in the principal market for such common equity, as adjusted on a pro-rata basis for any mechanical adjustments in our equity resulting from forward or reverse share splits.

For purposes of the employment agreements, “cause” means the executive’s (i) conviction of a felony involving moral turpitude, (ii) embezzlement, or (iii) intentional and willful misconduct that may subject us to criminal liability, which misconduct is not cured within 30 days after written notice to the executive of such conduct, if curable.

For purposes of the employment agreements, “good reason” means (i) any material diminution of the executive’s title, duties, work responsibilities, authority, or status, or the assignment of duties that would typically be performed by someone in the executive’s position to an individual other than the executive, (ii) a material negative change in the executive’s reporting structure, (iii) a change in control, (iv) a reduction in the executive’s then current base salary, (v) a change in the executive’s principal place of employment to a location more than 15 miles from Manhattan, New York, (vi) our breach of the employment agreement that is not cured within 30 days after receiving notice of such breach, (vii) our insistence that the executive perform or condone any illegal conduct, or (viii) a hostile or abusive work environment or harassment.

Dr. Naylor

We have entered into an employment agreement with Dr. Naylor, pursuant to which he serves as our Chief Development Officer. The agreement is for an unspecified term and may be terminated by either party upon no less than 12-months’ notice, or pay in lieu of notice. Pursuant to his employment agreement, Dr. Naylor received an initial annual base salary of £200,000, which was increased to £275,000 in January 2018, to £310,000 in January 2019 and to £330,000 in January 2020, and has the opportunity to earn discretionary annual bonuses.

Dr. Naylor’s employment agreement contains certain restrictive covenants pursuant to which he has agreed to refrain from competing with us or soliciting certain of our clients, customers or employees, in each case, for a period of 12 months following his termination of employment.

Potential Payments Upon a Termination or a Change in Control

As described above in the section titled “Executive Compensation Arrangements—Dr. Forbes and Mr. Giroux,” Dr. Forbes and Mr. Giroux may become entitled to certain payments and benefits in connection with their termination or a change in control of our Company. Dr. Naylor may become entitled to certain payments in connection with his termination outside of a change in control of our Company as described above in the section titled “Executive Compensation Arrangements—Dr. Naylor.”

In addition to the employment agreement described above, the Company has entered into a change in control agreement with Dr. Naylor. The change in control agreement provides for the payment of benefits if Dr. Naylor’s employment is terminated within twelve months following a Change in Control (defined below), either by the Company not for Cause (defined below) (and not due to Dr. Naylor’s death or disability) or by Dr. Naylor for Good Reason (as defined below). In addition, if Dr. Naylor’s employment is terminated by the Company other than for Cause within two weeks prior to the date of a Change in Control and it is reasonably demonstrated that the termination arose in connection with, or in anticipation of, the Change in Control, the benefits set forth below will be paid to Dr. Naylor.

The benefits payable are (i) base salary through the date of executive’s termination and any other amounts or benefits, if any, under the Company’s employee benefit plans, programs or arrangements to which executive may be entitled pursuant to the terms of such plans, programs or arrangements or applicable law, (ii) any unpaid annual bonus earned by executive for the year prior to the year in which the qualifying termination occurs, and (iii) one (1) times the sum of the executive’s annual base salary and target bonus amount based, in each case, on the rate in effect prior to any decrease that would give the executive the right to resign for Good Reason.

Additionally, all of executive’s unvested equity or equity-based awards under any of the Company’s equity compensation plans that vest solely based upon executive’s continued employment or service shall immediately become 100% vested on the later of the date of executive’s qualifying termination and the Change in Control (with any such awards that vest in whole or in part based upon the attainment of performance vesting conditions being governed by the terms of the applicable award agreement) and, to the extent necessary, any unvested equity awards will remain outstanding and eligible to vest following executive’s qualifying termination if a Change in Control occurs within two (2) weeks following executive’s qualifying termination.

For purposes of the change in control agreement, “Change in Control” means and includes each of the following: (i) a transaction or series of transactions (other than an offering of our ordinary shares to the general public through a registration statement filed with the SEC or a transaction or series of transactions that meets the requirements of clauses (A) and (B) of subsection (iii) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; (ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (i) or (iii)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the consummation by the Company of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction (A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (B) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

For purposes of the change in control agreement, “Cause” means any of the following: (i) executive’s commission of an act of fraud, embezzlement or theft against the Company or its affiliates; (ii) executive’s conviction of, or plea of no contest to, a felony or crime involving moral turpitude; (iii) executive’s refusal to perform material duties as an employee of the Company, which to the extent curable, remains uncured for 30 days following executive’s receipt of written notice thereof; (iv) executive’s material breach of any material policy of the Company or any of its affiliates that is applicable to executive or of any material agreement with the Company or any of its affiliates, including any confidentiality and restrictive covenant agreements, which to the extent curable, remains uncured for 30 days following executive’s receipt of written notice thereof; (v) executive’s gross negligence, willful misconduct or any other act of willful disregard for the Company’s or any of its affiliates’ best interests; or (vi) executive’s refusal to cooperate with a governmental or internal investigation of the Company or any of its affiliates, or its or their directors, officers or employees.

For purposes of the change in control agreement, “Good Reason” means the occurrence of any of the following events or conditions without executive’s written consent: (i) a decrease of more than 25% in executive’s base salary; (ii) a decrease of more than 25% in executive’s target bonus amount; (iii) a material diminution in executive’s authority, duties or responsibilities as an executive and/or officer of the Company or the assignment of duties to executive inconsistent with those of an executive and/or officer of the Company, other than as a result of a Change in Control immediately after which executive holds a position with the Company or its successor (or any other entity that owns substantially all of the Company’s business after such sale) that is substantially equivalent with respect to the Company’s business as executive held immediately prior to such Change in Control; (iv) a change in the geographic location of executive’s principal place of employment to any location that is more than 30 miles from the principal place of executive’s employment immediately prior to such change; or (v) the Company’s material breach of a material agreement with executive, including the Company’s failure to obtain an agreement from any successor to all or substantially all of the business or assets of the Company to assume the change in control agreement.

DIRECTOR COMPENSATION

Overview

Under our non-employee director compensation program, each non-employee director is eligible to receive the following amounts for their services on our Board of Directors:

●	an option to purchase 50,000 ordinary shares upon the director’s initial election or appointment to our Board of Directors;
●	if the director has served on our Board of Directors for at least six months as of the date of an annual meeting of shareholders, and will continue to serve as a non-employee director immediately following such meeting, an option to purchase 25,000 ordinary shares on the date of the annual meeting;
●	an annual director fee of $66,000; and
●	if the director serves on a Committee of our Board of Directors or in the other capacities stated below, an additional annual fee as follows:
●	chairman of the Board or lead independent director, $30,000;
●	chairman of the Audit Committee, $15,000;
●	Audit Committee member other than the chairman, $5,000;
●	chairman of the Compensation Committee, $10,000;
●	Compensation Committee member other than the chairman, $5,000;
●	chairman of the Nominating and Corporate Governance Committee, $10,000;
●	Nominating and Corporate Governance Committee member other than the chairman, $5,000;
●	Chairman of the Science and Technology Committee, $10,000; and
●	Science and Technology Committee member other than the chairman, $5,000.

Options granted to our non-employee directors under the program have an exercise price equal to the fair market value of our ordinary shares on the date of grant and expire not later than ten years after the date of grant. The options granted upon a director’s initial election or appointment vest in thirty-six (36) substantially equal monthly installments following the date of grant. The options granted annually to directors vest in a single installment on the earlier of the day before the next annual meeting or the first anniversary of the date of grant. In addition, all unvested options vest in full upon the occurrence of a change in control.

2020 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Keith R. Harris, Ph.D.	121,000	246,500	367,500
Ellen Hukkelhoven, Ph.D.(2)	—	246,500	246,500
Martin Indyk, Ph.D.	71,000	246,500	317,500
Arnold J. Levine, Ph.D.	81,000	246,500	327,500
Joel S. Marcus	81,000	246,500	327,500
Lord Mendoza	81,000	246,500	327,500
Nicole Seligman	76,000	246,500	322,500
Thomas E. Shenk, Ph.D.	76,000	246,500	322,500

(1)	Amounts reflect the full grant-date fair value of option awards granted during 2020 computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the valuation methodology and assumptions used to calculate the value of these awards made to executive officers in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 11, 2021, and incorporated herein by reference.
(2)	Dr. Hukkelhoven waived the cash compensation payable to her for services on the Board during 2020. Dr. Hukkelhoven is a Managing Director of Perceptive Advisors, which has the right to receive the director compensation provided in respect of Dr. Hukkelhoven’s board service through a partial management fee offset.

The table below shows the aggregate number of option awards (exercisable and unexercisable) held as of December 31, 2020 by each non-employee director who was serving as of December 31, 2020.

Name	Options Outstanding (#)
Keith R. Harris, Ph.D.	86,071
Ellen Hukkelhoven, Ph.D.(1)	65,459
Martin Indyk, Ph.D.	75,000
Arnold J. Levine, Ph.D.	71,900
Joel S. Marcus, J.D.	62,882
Lord Mendoza	78,341
Nicole Seligman	75,000
Thomas E. Shenk, Ph.D.	92,513

(1)	Amounts shown represent (i) 15,549 options granted to Perceptive Life Sciences Master Fund, Ltd. (the “Perceptive Master Fund”), and (ii) 50,000 options granted to Dr. Hukkelhoven, in each case, in respect of Dr. Hukkelhoven’s service as a non-employee director.

SHARE OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of our ordinary shares as of March 31, 2021, by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our ordinary shares;
●	each of our directors;
●	each of our named executive officers for 2020; and
●	all current directors and current executive officers as a group.

The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all of our ordinary shares beneficially owned by them, subject to any applicable community property laws.

The percentage of shares beneficially owned is computed on the basis of 44,282,073 of our ordinary shares outstanding as of March 31, 2021. Ordinary shares that a person has the right to acquire within 60 days of March 31, 2021 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o MeiraGTx Holdings plc, 450 East 29th Street, 14th Floor, New York, New York 10016.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Holders of Greater Than 5%
Perceptive Advisors, LLC(1)	6,973,736	15.7%
Entities affiliated with Orbimed(2)	4,102,925	9.3%
Johnson & Johnson(3)	2,898,550	6.5%
Named Executive Officers and Directors
Alexandria Forbes, Ph.D.(4)	1,622,524	3.6%
Keith R. Harris, Ph.D.(5)	61,071	*
Ellen Hukkelhoven, Ph.D.(6)	25,000	*
Martin Indyk, Ph.D.(7)	37,500	*
Arnold J. Levine, Ph.D.(8)	46,900	*
Joel S. Marcus(9)	2,095,608	4.7%
Lord Mendoza(10)	66,224	*
Nicole Seligman(11)	38,334	*
Thomas E. Shenk, Ph.D.(12)	224,989	*
Richard Giroux(13)	1,195,142	2.7%
Stuart Naylor, Ph.D.(14)	611,162	1.4%
All executive officers and directors as a group (13 persons)(15)	6,051,120	13.3%

*	Less than 1%.

(1)	Pursuant to a Schedule 13D/A, filed with the SEC on November 24, 2020, each of Perceptive Advisors, Joseph Edelman (“Mr. Edelman”) and Perceptive Master Fund has shared voting and dispositive power over 6,933,277 of our ordinary shares and options to purchase 15,459 ordinary shares that are currently exercisable. Perceptive Advisors and Joseph Edelman also have shared voting and dispositive power over options to purchase 25,000 ordinary shares that are currently exercisable that Perceptive Advisors has a right to pursuant to a management fee offset. Perceptive Advisors serves as the investment advisor to the Perceptive Master Fund, and Mr. Edelman is the managing member of Perceptive Advisors. The address of each of the foregoing named reporting persons is c/o Perceptive Advisors, LLC, 51 Astor Place, 10th Floor, New York, New York 10003. Ellen Hukkelhoven, Ph.D., one of our directors, is a Managing Director at Perceptive Advisors.
(2)	Pursuant to a Schedule 13G/A filed on February 12, 2021, Orbimed Capital LLC (“Orbimed Capital”) has sole voting and dispositive power over 3,969,425 of our ordinary shares and Orbimed Advisors LLC (“Orbimed Advisors”) has shared voting and dispositive power over 133,500 of our ordinary shares. Orbimed Capital and Orbimed Advisors are investment advisors in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act. Orbimed Capital and Orbimed Advisors exercise investment and voting power over the shares they own through a management committee comprised of Carl L. Gordon, Sven H. Borho and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the ordinary shares. The address for each of Orbimed Capital and Orbimed Advisors is 601 Lexington Avenue, 54th Floor, New York, NY 10022.
(3)	Pursuant to a Schedule 13G filed on March 4, 2019, each of Johnson & Johnson (“J&J”) and Johnson & Johnson Innovation-JJDC, Inc. (“JJDC”) has shared voting and dispositive power over 2,898,550 of our ordinary shares. JJDC is a wholly-owned subsidiary of J&J. The address for J&J is One Johnson & Johnson Plaza, New Brunswick, NJ 08933, and the address for JJDC is 410 George Street, New Brunswick, NJ 08901.
(4)	Includes for Dr. Forbes 301,743 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2021.
(5)	Includes for Dr. Harris 61,071 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2021.
(6)	Includes for Dr. Hukkelhoven 25,000 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2021.
(7)	Includes for Ambassador Indyk 37,500 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2021.
(8)	Includes for Dr. Levine 46,900 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2021.
(9)	Includes for Mr. Marcus: (i) 25,000 ordinary shares underlying outstanding options that are currently or will be exercisable within 60 days of March 31, 2021; (ii) 75,000 ordinary shares held by Third Amended and Restated Joel and Barbara Marcus Family Trust; and (iii) 1,982,726 ordinary shares beneficially owned by Alexandria Venture Investments LLC. Each of Alexandria Venture Investments LLC and Alexandria Real Estate Equities Inc. has shared voting and dispositive power over the 1,982,726 ordinary shares owned by Alexandria Venture Investments LLC. Mr. Marcus is the Executive Chairman of ARE-QRS Corp., the general partner of Alexandria Real Estate Equities Inc., which is the managing member of ARE-Special Services, LLC, which is the managing member of Alexandria Venture Investments LLC.
(10)	Includes for Lord Mendoza 53,341 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2021.
(11)	Includes for Ms. Seligman 33,334 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2021.

(12)	Includes for Dr. Shenk: (i) 67,513 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2021; and (ii) 157,476 ordinary shares held by Double Epiphany, LLC. The managing members of Double Epiphany, LLC are Thomas E. Shenk and Lillian W. Chiang, who have full voting and investment power with respect to the shares held by Double Epiphany, LLC.
(13)	Includes for Mr. Giroux: (i) 263,772 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2021; (ii) 85,000 ordinary shares owned by Aigle Healthcare Partners III LLC; and (iii) 5,152 ordinary shares owned by Mr. Giroux’s spouse.
(14)	Includes for Dr. Naylor 173,145 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2021.
(15)	Includes for all executive officers and directors as a group: (i) 1,114,985 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2021; (ii) 2,238,535 ordinary shares held by limited liability companies; and (iii) 80,152 ordinary shares held in the name of, or in trust for, other family members.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities of our Company. Directors, executive officers and greater than 10% stockholders are required by Section 16a-3(e) of the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based on a review of the copies of the forms we prepared and written representations from our executive officers and directors, we believe that all persons subject to the reporting requirements of Section 16(a) have filed the required reports with respect to 2020 (and 2021 to date) on a timely basis, except that Form 4s filed on November 12, 2020 for each of Drs. Forbes and Naylor were amended because the number of ordinary shares sold included on the original Form 4s were underreported by an aggregate of 2,967 and 1,112 ordinary shares, respectively, due to a reporting error by the brokerage firm that sold the shares.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures on Transactions with Related Persons

Our Board of Directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $5,000 in any one fiscal year and a “related person” (as defined under Regulation S-K) had, has or will have a direct or indirect material interest. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Our finance team is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances and in consultation with counsel as deemed necessary or advisable, whether such potential related person transactions constitute related person transactions requiring compliance with the policy. In addition, any potential related person transaction that is proposed to be entered into must be reported to our principal financial officer by both the related person and the person at the Company responsible for such potential related person transaction.

Unless exempted from the policy, the principal financial officer shall present to the Audit Committee (or the chairman of the Audit Committee) the related person transaction for review and the Audit Committee (or, where Audit

Committee approval is not feasible, the chairman, subject to further ratification by the Audit Committee) shall approve or disapprove the related person transaction. In determining whether to approve the related person transaction, the Audit Committee is to review all relevant facts and circumstances, including whether the related person transaction is entered into on terms comparable to those that could be obtained on an arms-length basis with an unrelated third party, the extent of the related person’s interest in the transaction and taking into account the conflicts of interest and corporate opportunity provisions of the Company’s Code of Business Conduct and Ethics.

The following is a summary of transactions since January 1, 2019 that constitute related person transactions required to be disclosed pursuant to the applicable provisions of Item 404(a) and Item 404(d) of Regulation S-K. Each of the transactions described below entered into following the adoption of our related person transaction policy was approved in accordance with such policy or otherwise by the Board of Directors.

Indemnification Agreements

We entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director (and in certain cases their related investment funds) and executive officer against all expenses such as attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the director or executive officer or on his or her behalf, in connection with such proceeding or any claim, issue or matter therein, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of our Company, and with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Kadmon Lease

We are currently leasing office space on a month to month basis from Kadmon Corporation, LLC (“Kadmon”). During 2019 and 2020, we paid Kadmon an aggregate amount of $576,404 and $597,404, respectively. As of December 31, 2020, there were no amounts due to Kadmon. Kadmon owned more than 5% of our ordinary shares during 2020.

ARE Lease

July 2016 Lease

Effective July 2016, we entered into a non-cancellable operating lease for laboratory and related office facilities in New York with ARE-East River Science Park, LLC (“ARE”), an entity affiliated with Alexandria and Joel S. Marcus. Under the lease, we paid monthly base rent, property management fees and operating expenses during the lease term, which was scheduled to expire in December 2021. On January 28, 2020, we and ARE mutually agreed to terminate the lease on February 29, 2020 with no further obligation for either party. The total rent expense under the lease was $487,555 and $81,260 for the years ended December 31, 2019 and 2020, respectively. In July 2016, in connection with the signing of the lease, we entered into a standby letter of credit agreement for $122,866, which served as a security deposit for the premises. The standby letter of credit was released in May 2020.

Private Placement

On February 27, 2019, we entered into a securities purchase agreement with certain accredited investors (the “Securities Purchase Agreement”) for the sale and issuance of 5,797,102 ordinary shares at a price of $13.80 per share, for gross proceeds of approximately $80,000,000 (the “Private Placement”). The purchase of the ordinary shares pursuant to the Securities Purchase Agreement closed on March 1, 2019. Perceptive Master Fund, which was a greater than 10% holder of our ordinary shares at the time of the Private Placement, purchased 1,304,348 ordinary shares in the Private Placement on the same terms and conditions as the other investors in the offering. Ellen Hukkelhoven, Ph.D., one of our directors, is a Managing Director at Perceptive Advisors, which serves as the investment advisor to Perceptive Master Fund.

JJDC, the investment arm of J&J and owner of Janssen, purchased 2,898,550 ordinary shares in the Private Placement on the same terms and conditions as the other investors in the offering. As noted above under “Executive Compensation,” we entered into a collaboration, option and license agreement with Janssen in January 2019 to develop and commercialize gene therapies for the treatment of inherited retinal diseases. Due to this ongoing relationship with Janssen, and as a result of JJDC’s acquisition of more than 5% of our ordinary shares in the Private Placement, JJDC became a related party after the Private Placement in accordance with SEC rules and interpretations.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2022 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 450 East 29th Street, 14th Floor, New York, New York 10016, in writing not later than December 29, 2022.

Under our Articles all business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Board or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting. In addition, no business may be transacted at any general meeting other than business that is either specified in the notice of the meeting given by or at the direction of the Board (including on the requisition of shareholders in accordance with the Articles) or otherwise properly brought before an annual general meeting by or at the direction of the Board. A general meeting may be called by the Board of Directors or any other person authorized to do so in our Articles. Under our Articles, general meetings shall also be convened on the requisition in writing of any shareholder or shareholders entitled to attend and vote at general meetings of the Company and to exercise at least a majority of the voting power permitted to be exercised at any such meeting, deposited at the registered office of the Company specifying the objects of the meeting for a date no later than 21 days from the date of deposit of the requisition signed by such shareholders and, if the Board does not convene such meeting for a date not later than 45 days after the date of such deposit, such shareholders themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Board.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

HOUSEHOLDING

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

2020 ANNUAL REPORT

Our 2020 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, is being mailed with this Proxy Statement to those shareholders that receive this Proxy Statement in the mail. Shareholders that receive the Notice Regarding the Availability of Proxy Materials can access our Annual Report on Form 10-K for 2020, at www.proxyvote.com.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 has also been filed with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Upon written request by a shareholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Secretary, MeiraGTx Holdings plc, 450 East 29th Street, 14th Floor, New York, New York 10016.

Your vote is important. Please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 9, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. MEIRAGTX HOLDINGS PLC 450 EAST 29TH STREET, 14TH FLOOR NEW YORK, NY 10016 During The Meeting - Go to www.virtualshareholdermeeting.com/MGTX2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 9, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D44586-P49750 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. MEIRAGTX HOLDINGS PLC The Board of Directors recommends you vote FOR each of the following nominees: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of Directors Nominees: 01) 02) 03) Alexandria Forbes, Ph.D. Keith R. Harris, Ph.D. Lord Mendoza For Against Abstain The Board of Directors recommends you vote FOR proposal 2. ! ! ! 2. To ratify, by ordinary resolution, the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021. NOTE: To transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D44587-P49750 MEIRAGTX HOLDINGS PLC Annual Meeting of Shareholders June 10, 2021 10:00 AM This proxy is solicited by the Board of Directors The undersigned shareholder(s) hereby appoint(s) Alexandria Forbes, Ph.D., Richard Giroux and Robert J. Wollin, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, all of the ordinary shares of MeiraGTx Holdings plc that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Eastern Time on June 10, 2021 and any adjournment or postponement thereof, upon all matters as may properly come before the meeting, with all powers which the undersigned would possess if present at the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, as indicated on the reverse side and in the discretion of the proxies with respect to such matters as may properly come before the Annual Meeting. Continued and to be signed on reverse side